AMENDMENT

To

Agency Agreement

Between

RiverPark Funds Trust

And

SS&C GIDS, Inc.

This Amendment is made effective December 20, 2023, (the “Effective Date”) between RIVERPARK FUNDS TRUST (the “Trust”), a Delaware Statutory Trust, acting on behalf of its series set forth on Schedule A, attached hereto, as may be amended from time to time (each a “Fund” and collectively, the “Funds”) and SS&C GIDS, INC. (the "Transfer Agent"). In accordance with Article 27.D of the Agency Agreement dated September 14, 2010, as amended (the "Agreement"), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. Schedule A attached hereto is hereby inserted and incorporated as a new Schedule A into the existing Agreement, effective as of December 20, 2023; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “December 20, 2023Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this December 20, 2023 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this December 20, 2023 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

RiverPark Funds Trust for itself and on behalf of its series “RiverPark/Next Century Large Growth Fund”		SS&C GIDS, INC.

By:	/s/ Morty Schaja	By:	/s/ Nick Wright

Name:	Morty Schaja	Name:	Nick Wright

Title:	Chairman	Title:	Authorized Signatory
As an Authorized Officer on behalf of each of the Funds indicated on Exhibit A

SCHEDULE A

RiverPark Funds Trust

Dated: December 20, 2023

RiverPark Floating Rate CMBS Fund

RiverPark Large Growth Fund

RiverPark Long/Short Opportunity Fund

RiverPark/Next Century Growth Fund

RiverPark/Next Century Large Growth Fund

RiverPark Short Term High Yield Fund

Wedgewood Fund